Prospectus

Filed pursuant to Rule 424(b)(3)
Registration No. 333 - 124662

GIGABEAM CORPORATION

2,595,184 shares of common stock
1,756,002 redeemable warrants to purchase shares of common stock

The selling stockholders listed on pages 17-21 of this prospectus are offering for resale up to 2,595,184 shares of common stock of GigaBeam Corporation, referred to as the “offered shares” and up to 1,756,002 redeemable common stock Class Z purchase warrants, referred to as the “offered warrants.”

The offered shares include (i) up to 312,500 shares of common stock issuable upon conversion of our 8% senior convertible notes which we issued in connection with the private placement of $2.5 million principal amount of notes that we completed in February 2005; (ii) 195,122 shares reserved for issuance in the event the holders of our 8% senior convertible notes elect to receive interest payments in the form of common stock; (iii) 491,072 shares issuable upon exercise of the Class Z warrants we issued in February 2005 (“February 2005 warrants”), including 44,643 February 2005 warrants that we granted to the placement agent of the 8% note financing; (iv) 31,250 shares issuable upon exercise of a stock purchase option we granted to the same placement agent; (v) 92,500 shares issued in connection with our offshore private placement in June and July 2005 (“Offshore Placement”); (vi) 1,264,930 shares issuable upon exercise of warrants issued together with our 10% Series A redeemable preferred stock in a private placement from May through July 2005 (“May 2005 warrants”); (vii) 153,080 shares issuable upon exercise of the stock purchase options granted in July 2005 to certain sub-placement agents for our Series A preferred stock financing; (viii) 44,730 shares issuable upon exercise of warrants which we issued, referred to as the “consulting warrants” to one of our industry consultants in June and July 2005; and (ix) 10,000 shares issuable upon exercise of certain non-redeemable warrants issued to a service provider in December 2004.

The offered warrants include (a) up to 491,072 February 2005 warrants; (b) 1,127,700 May 2005 warrants; (c) 92,500 warrants issued in our Offshore Placement; and (d) 44,730 consulting warrants.

This prospectus also relates to the initial sale by us of the shares of common stock issuable upon exercise of the offered warrants, to the extent that the offered warrants are sold by selling security holders pursuant to this prospectus and are exercised by subsequent holders. Therefore, the shares underlying the offered warrants are being registered both (a) for resale by the selling security holders, to the extent that such warrants are exercised by the selling security holders themselves, and (b) for initial sale by us to the holders of such warrants, to the extent that such warrants are sold by the security holders and subsequently exercised. We will not receive any of the proceeds from the sale by the security holders of the shares of common stock or warrants offered by this prospectus, but we will receive proceeds from the cash exercise of any of the warrants and any placement agent purchase option.

The shares of common stock and warrants offered hereby may be offered from time to time by the selling security holders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GGBM.” The warrants we issued in connection with our October 2004 initial public offering, referred to as the “IPO warrants,” are quoted on the Nasdaq Capital Market under the symbol “GGBMW.” We have another class of publicly traded warrants quoted on the Nasdaq Capital Market under the symbol “GGBMZ” referred to as the “Z warrants.” On May 8, 2006, the last sale prices for our common stock, IPO warrants and Z warrants as reported by the Nasdaq Capital Market were $13.10 per share, $8.00 per IPO warrant, and $6.06 per Z warrant, respectively.

Investing in our securities involves a high degree of risk. For more information, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2006

Forward-looking Statements

Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GigaBeam Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. GigaBeam undertakes no obligation to update any forward-looking statement.

The Company

Our primary business is to design, develop, sell, lease, rent, install and service point-to-point communications links capable of transmission speeds at or in excess of a gigabit-per-second under the trade name “WiFiber™.” Our products operate in the 71-76 GHz and 81-86 GHz spectrum bands. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of our proprietary product designs allows for wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we were one of the first entrants into this new and emerging market at the speed of one gigabit per second equivalent to 1,000 DSL lines or 647 T-1 lines with the commercial deployment of our first communications link in March 2005.

The GigaBeam wireless communications solution is a point-to-point, line of sight, wireless high-speed communications link established between two GigaBeam transceiver units, which are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. Our transceiver units are designed to provide wireless link transmission of data at speeds of one gigabit per second, equivalent to the transmission speeds obtained with fiber and to transmit that data 99.999% of the time, or with less than 5 minutes of unavailability or downtime per year in all weather conditions at distances of up to one mile. Our target customers are telecom operators, carriers and network operators, communications and IT service providers, Fortune 500 companies, government and military entities and other enterprises seeking cost-effective millimeter-wave wireless solutions.

We were incorporated under the laws of the state of Delaware in January 2004. Our corporate headquarters are located at 470 Springpark Place, Herndon, VA 20170 and our telephone number is (571) 283-6200. Our web site address is www.gigabeam.com. The information on our web site does not constitute part of this prospectus.

Unless the context requires otherwise, reference in this prospectus to “we”, “us” ,”our”, “GigaBeam”, or “Company” refers to GigaBeam Corporation.

Risk Factors

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

We are still in the early stages of our product commercialization efforts and have no meaningful operating history upon which you can base your investment decision.

We were incorporated on January 5, 2004, installed our first GigE link in March 2005 and in the latter part of the quarter ended June 30, 2005, achieved our first revenues. We are currently completing enhancements to our initial product line and the development of our next generation products including the OC-48 products. To date, we have generated only limited revenues and have no meaningful operating history upon which you can evaluate our business strategy or future prospects. Our ability to generate meaningful revenues will depend on whether we can successfully market our initial products and develop and market additional products and on whether we are able to successfully complete our transition to full scale manufacturing and deployment of our products. In making your evaluation of our prospects, you should consider that we are an early stage business focused on new technologies, are designing solutions that have no proven market acceptance and operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

We have limited capital resources.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues, and we will require additional capital to complete the transition necessary to commence full scale manufacturing and deployment of our products. In addition, if and when we achieve wider spread market acceptance for our first products, we may desire to accelerate our growth to take advantage of increasing demand, which will require additional capital to offset increased costs associated with accelerated growth. We have to date been dependent on cash provided by debt and/or equity financings to operate our business, and, while we expect to fund our cash requirements over the next 12 months from the $17.4 million in net proceeds we received from our November 2005 private placement, anticipated revenues, the exercise of warrants and/or accounts receivable financing and, if necessary, through continued access to public and private debt and equity markets, there can be no assurance that we will be able to obtain any such capital, on terms or in amounts sufficient to meet our needs or at all. The inability to raise capital or realize these other sources of operating cash flows could require us to significantly change or curtail our planned operations in order to conserve cash until such time, if ever, that sufficient proceeds form operations are generated. In addition, if we raise additional funds by issuing equity securities, our then existing securityholders will likely experience dilution.

If we are unable to effectively manage the transition to full scale manufacturing and deployment of our products, our financial results will be negatively affected.

For the period from our inception, January 5, 2004, through December 31, 2005, we incurred an aggregate net loss, and had an accumulated deficit of $22.8 million. Our losses are expected to continue for at least the next 12 months as we commence full scale manufacturing and deployment of our products. As we make such transition, we expect our business to grow significantly in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition, as well as diminish our prospects of generating meaningful revenues and, ultimately, achieving profitability.

Our existing and future debt obligations could impair our liquidity and financial condition.

As of December 31, 2005, we had outstanding notes payable of $2.3 million ($1.5 million net of related discount), and we may incur additional debt in the future to fund all or part of our capital requirements. Our outstanding debt and future debt obligations could impair our liquidity and could:

•	make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of any cash flow we may generate to payments on our debt obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	make us more vulnerable in the event of a downturn in our business prospects and limit our flexibility to plan for, or react to, changes in our industry.

If we were to fail in the future to make any required payment under agreements governing indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default as regards to that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness, and we might not have sufficient assets to satisfy their demands. In this event, we would be forced to seek protection under bankruptcy laws, which could harm our future operations and overall financial condition.

Our failure to quickly and positively distinguish our products from other “last mile” alternatives and limit the adoption curve associated with their market acceptance could negatively affect both our operations and our prospects.

Point-to-point links operating in the 70 GHz and 80 GHz bands represent a last mile solution based on newly created designs and technologies. The frequencies in which they will operate did not until recently have service rules that would enable the frequencies to be put to commercial use. As a result, our products may be slow to achieve, or may never achieve, market acceptance, as potential customers may seek further validation of the efficacy and efficiency of our technology. In addition, failure to distinguish our products from competing products and technologies that provide wireless broadband access or connectivity could hinder market acceptance of our products. Meaningful numbers of customers may not be willing to adopt our products until they are proven, both initially and over time, through long-term field testing and demonstration. There is also no way to determine the adoption curve that will be associated with our products following their introduction to the market. Non-acceptance or delayed acceptance of our products could force reductions in contemplated sales prices of our products, reduce our overall sales and gross margins and negatively affect our operations and prospects.

The rate at which potential customers are willing to adopt our solutions could be slowed by negative prior experiences they may have had with previously existing point-to-point wireless technologies.

Potential customers within our targeted market segments may have had negative prior experiences with previously existing wireless point-to-point technologies, such as inadequate transmission capacity or service outages due to weather conditions. Accordingly, it could take significant time to educate the market as to the unique attributes of our products that enable our products to overcome the types of problems that prevented prior wireless technologies from serving as viable alternatives to fiber.

The loss of the services of our founding executives could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

Our success depends largely on the continued efforts of our founders, Louis S. Slaughter, the chairman of our board of directors and our chief executive officer, and Douglas G. Lockie, our president and chief technology officer. Although they have entered into employment contracts with us, which do not expire until October 2007, either of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation within the millimeter wave segment of the communications industry, our development efforts and future prospects would be substantially impaired. Further, as we grow, we will need to attract and retain other personnel possessing relevant sales, marketing, manufacturing and technical experience in the communications industry. Competition for qualified management, sales and technical personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need on economically feasible terms.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

We currently have limited sales, marketing and distribution capabilities. In order to fully market our products, we need to continue building our sales and marketing infrastructure and/or rely on third parties to perform these functions. To market our products directly, on a commercial scale, we may need to hire additional marketing and sales personnel with technical expertise and will need to develop third party distribution channels, which will require the dedication of significant capital, management resources and time. Further, any agreement to sell our products through a third party, such as an established telecommunications provider or network services provider, could hamper our ability to sell our products to that third party’s competitors. We may not be able to establish the necessary sales force or make adequate third party arrangements for product sales. Our failure to do so could limit our ability to expand sales, as well as negatively affect our operations, financial results and long-term growth.

Failure to obtain satisfactory performance from our strategic partners and other third party vendors on whom we are and will be dependent for the components and subassemblies used in our products could cause us to lose sales, incur additional costs and lose credibility in the market place.

We substantially rely on outside vendors to manufacture many of the components and subassemblies for our products, and we obtain or expect to obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. Our suppliers’ failure to perform satisfactorily could cause us to fail to meet customer requirements, lose sales and expose us to product quality issues. In turn, this could damage relationships with customers and harm our reputation, business, financial condition, and results of operations. Moreover, we expect to quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the price of our products to cover all or part of the increased costs. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

If we fail to receive sufficient quantities of components when needed, we could be required to reconfigure our products, which could reduce our sales, alter product performance and prove time consuming, expensive and/or impossible.

Some of our suppliers are small companies and possess limited resources, which they will have to manage in order to meet both our demand and the demand of their other customers. If any of our suppliers becomes unable to make adequate and timely deliveries of our required components or subassemblies, we may have to:

•	seek alternative sources of supply, which, in the case of limited or single source components, may not be possible;

•	manufacture these components internally, which we may not have the ability, resources or, under our strategic alliance agreements, permission, to do; or

•	reconfigure our products to work with different components, which could entail substantial time and expense and which could result in inferior performance as compared to previous configurations.

Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components, which could delay our ability to manufacture or ship our systems on a timely basis. Such delays would significantly damage our business by causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

Our inability to continuously manufacture our products in commercial quantities to specified standards would negatively affect our margins and profits.

To achieve profitability, our products will need to be manufactured and assembled in commercial quantities, in compliance with all applicable regulatory requirements and at acceptable costs, especially since we are seeking to position our products as a low-cost alternative to fiber. In March 2005, we installed our first commercial grade GigE product. In December 2005, we deployed our WiFiber G series GigE product. Based on our progress to date, our first commercial grade OC-48 product is expected to be deployed by mid 2006; however, we and/or our suppliers may experience unanticipated technical and management challenges during actual commercial production. Due to our limited manufacturing experience, we may not be able to successfully manufacture, either directly or through third party manufacturers, commercial grade products in quantity and on a cost-efficient basis. In addition, in order to complete the final assembly portion of our products’ manufacture in commercial quantities, a task we plan on retaining in-house, we will likely need to convert, rent, build or gain access to additional facilities or, if unable to do so, enter into agreements with third party product assemblers at significant cost.

We will be required to purchase minimum quantities of components from certain suppliers, whether or not we need such components, which could create a significant drain on our capital resources.

Under the terms of our agreements with some of our suppliers, we are or will be required to purchase various components only from them and in specified minimum quantities. These purchase requirements will represent a significant financial commitment for us. We will be required to purchase these components and make the corresponding expenditures whether or not we need such components to meet the demand of end customers for our products. If we have not generated sufficient demand for our products to at least offset the costs associated with our minimum required component purchases, our agreements with our suppliers will create a significant drain on our capital resources.

If we fail to develop products that keep pace with industry standards and needs and meet our customers’ technical specifications on a timely basis, our business may be harmed.

The existing and potential markets for our products and technology are characterized by:

•	ever increasing performance requirements,

•	evolving industry standards,

•	rapid technological changes, and

•	product obsolescence.

These characteristics, in turn, lead to frequent new products and technology introductions and enhancements, shorter product life cycles and changes in customer demands. Our ability to succeed in our competitive market will depend upon our successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments. Due to our limited resources, we may not be able to complete the development and marketing of any of the new products we are currently developing. In addition, we may experience difficulties that could delay or prevent the completion, introduction and sale of future products, or that, once deployed, these products will adequately meet the requirements of the marketplace and achieve market acceptance.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Certifications for wireless equipment like that utilized in our products and the licensing and registrations required to use the radio frequency spectrum in which our products will operate, are governed by regulatory bodies like the FCC and the National Telecommunications and Information Administration (NTIA). Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:

•	restricting customers’ use of the millimeter wave bands used by our products or making that use more expensive;

•	making the products or systems we develop obsolete; or

•	increasing the opportunity for additional competition.

Regulatory changes like these could harm our business, financial condition and results of operations. In addition, it may be necessary or advisable in the future to modify our products to operate in compliance with new regulations. These modifications could be extremely expensive and time-consuming to complete, thus negatively affecting our margins. And, even after expending substantial additional resources, we may not be able to complete required modifications, which would affect our ability to even sell our products.

Delays in obtaining necessary regulatory approvals and desired industry standard certifications relating to our equipment could hinder market acceptance of our products, delay sales of our products and impair our ability to market those products.

Our products will typically need to receive regulatory approvals or certifications before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. In addition, we expect that most customers will require that our products meet national industry equipment standards as well. Obtaining these approvals and meeting these standards can be a long, expensive process. Any significant delay obtaining the approvals or meeting the standards could hinder our ability to sell our products and, as a result, reduce our revenues.

Countries outside of the U.S. may not approve for commercial use the frequencies in which our products will operate and/or may have different requirements for equipment operating in those frequencies than those set by the FCC, either of which events could negatively affect our prospects and growth.

In 2003, the FCC approved service rules for commercial use of the 71-76 GHz and 81-86 GHz bands. These spectrum bands have not yet, however, been approved for such purpose in many other countries. If widespread authorization of these frequencies for wireless communication use by the public has not occurred by the time we are ready to expand our operations overseas, the size of our expected market will be greatly decreased, which would negatively affect our prospects and growth. In addition, if the requirements and standards set by other countries for equipment like ours are different than those set by the FCC, requiring us to make substantial changes to our product design and/or manufacture, our prospects and growth would also be significantly diminished.

It could prove costly or impossible for us to effectively compete in the intensely competitive telecommunications equipment industry, which could negatively impact our financial results.

Both the telecommunications equipment industry in general and the wireless communications equipment industry in particular are intensely competitive. Companies operating in the telecommunications equipment industry are always seeking to develop viable wireline and wireless high-speed communications products and services, whether it is by:

•	developing technologies that improve the performance of existing copper alternatives;

•	developing methods for lowering the cost of fiber optic cable; or

•	innovating new and improved point-to-point and wide area wireless solutions.

The wireless communications industry in which we principally compete has attracted substantial media and other attention in recent months in part due to the ability of newly developed equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These factors have led numerous companies to develop or commence developing products that compete or could compete with ours. The large number of companies offering products that may be perceived to be similar or even interchangeable with our products could have the effect of reducing the prices at which we are able to sell our products. In turn, this could reduce our gross margins and negatively impact our general financial results.

A significant number of the companies with which we currently compete or will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our products are technically superior.

Many of the companies with which we compete or expect to compete offer a variety of potentially competitive products and services and some may offer broader telecommunications product lines. These companies include Stratex Networks, Inc., Ceragon Networks Ltd., Proxim Wireless Corporation, BridgeWave Communications, Inc., Loea Corporation and Harris Corporation. Additionally, our fiber-speed millimeter wave products will have to compete with the existing and new fiber optic infrastructure and suppliers and free space optic suppliers in the U.S. and elsewhere. Most of the companies providing competing products and services have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering and other capabilities than we do. Some of these companies may be able to take away market share from us as a result of their greater marketing resources, pricing discounts and product breadth, even if our products are technically superior.

We also expect to face competition from private and start-up companies given the FCC’s new open licensing rules relating to the radio frequencies on which our products will operate, effectively reducing the greatest barrier to entry for companies such as ours.

We not only face actual and potential competition from established companies, but also from start-up and other small companies that are developing and marketing new commercial products and services. Some of these will be seeking, like us, to take advantage of the new FCC open licensing rules to enter the market with products capable of harnessing the frequencies between 71-76 GHz and between 81-86 GHz to provide higher quality service. Also, other than the increased technical development skills and expertise required, there are no substantial manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs creating significant barriers to entry in this market. This lack of significant barriers and the perceived attractiveness among engineers of these newly licensed frequencies for commercial use are likely to result or have already resulted in other small companies entering the commercial markets with equipment utilizing these frequencies. These companies include Loea Corporation, BridgeWave Communications, Inc. and, perhaps, E-Band Communications Corp., ElvaLink LLC and Rayawave.

Our success will likely be highly dependent upon a large number of sales to a limited number of customers.

We expect to sell a significant portion of our products and services to a limited number of customers. Our business would be harmed if we lost a significant customer or suffered any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns or market, economic or competitive conditions in the telecommunications industry. Additionally, the ongoing consolidation of the telecommunications industry is further limiting the number of customers. As a result, we will be more dependent on specific customers and their economic condition than if our sales were made to a broader client base.

Our business depends on continued demand for broadband connectivity and access.

The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for broadband connectivity and high-speed telecommunication products are still relatively unseasoned and characterized by evolving technological and industry standards. Therefore, the markets for such services and products may not grow as expected or at all, which would limit the demand for our products.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our intellectual property rights are important assets for us. However, there are events that are outside of our control that pose a threat to our intellectual property rights. For example, our proprietary rights may not provide the competitive advantages that we expect. Despite our efforts and those of our strategic partners to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our products. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate, we may lack the financial resources to protect our proprietary rights, and our strategic partners’ existing patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as the technology utilized by our product solutions. In addition, patents issued to our alliance partners might be challenged and might be invalidated or circumvented and any rights granted under such patents may not provide adequate protection to them or us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to our alliance partners or us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Such litigation would divert our management’s attention and scarce financial resources that could otherwise be used to develop our products.

Our products, technologies and other intellectual property could infringe on intellectual property rights of others, which could harm our business.

Although we believe that our products, technologies and other intellectual property, including trademarks, trade names, and service marks, and those of our alliance partners do not and will not infringe upon any existing proprietary rights of others, third parties may assert such claims against us or our alliance partners in the future. We have received a notice alleging infringement with respect to our use of the name “GigaBeam.” Although we believe this allegation (and any potential future claim that might be based thereon) is without merit, such a claim or other future claims of infringement could be successful. We could also incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, even if the claim is invalid, which could have negative effects on our business, financial condition, and results of operations. Adverse determinations in any litigation could:

•	subject us to significant liabilities to third parties, require us to seek costly or onerous licenses from third parties,

•	force us to alter our products, which could be costly, time consuming and impractical and could detract from the value or quality of our products, and

•	prevent us from manufacturing and selling our products.

Any of these determinations could seriously harm our business.

Our products will subject us to product liability exposure and our product liability insurance may not be sufficient to cover these claims.

Use of our products will expose us to product liability claims in the event they cause injury or harm our customers or third parties’ businesses. Due to our limited financial resources, we may not be able to satisfy any liability resulting from these claims, which would negatively affect our financial condition. Although we have product liability insurance of $1 million per occurrence and $2 million in the aggregate, plus a $5 million umbrella, it is possible that our insurance coverage could be insufficient to fully cover potential claims.

Our business and financial results could be negatively affected by warranty claims.

Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Due to the fact that our products are newly-developed and not yet commercially manufactured, we are currently unable to anticipate the likelihood of errors or defects. Although we intend to maintain appropriate overall warranty reserves, an unanticipated high repair occurrence related to a specific product or number of products could make our reserves inadequate at any specific time and negatively affect our financial results.

Management’s failure to properly ascertain potential risks relating to any future acquisitions of businesses, products or technologies from others could place our operations and/or financial condition in harm.

Although as of April 21, 2006 we had no agreements, understandings or commitments relating thereto, we could in the future seek to expand our operations by acquiring other businesses, products or technologies complementary to ours. Our investors will not, in all likelihood, receive or otherwise have the opportunity to evaluate any financial or other information that may be made available to us in connection with a potential acquisition. You will be dependent upon our management to select, structure and consummate any acquisitions in a manner consistent with our business objectives. Although our management will endeavor to evaluate the risks inherent in a particular acquisition, we may fail to properly ascertain or assess all significant and pertinent risk factors prior to our consummation of an acquisition. Our failure to properly ascertain those risks, particularly in instances where we have made significant capital investments, could result in significant harm to our operations and/or financial condition. Moreover, to the extent we do effect an acquisition, we may be unable to successfully integrate into our operations any business or opportunity that we acquire.

Emissions from our antennas may be a health risk.

The use of wireless equipment, like radio transmitters radiating through antennas, has been alleged to pose health risks due to radio frequency emissions. Our initial product is and our proposed products will be in compliance with all current U.S. radio emissions standards for continuous exposure, however, those standards could change or be insufficient. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way our systems operate in order to reduce emissions to acceptable levels. Any of these results could negatively affect our financial condition or results of operations and diminish the marketability of our products.

Our failure to obtain the access rights necessary to install our equipment would adversely affect our ability to expand our business.

We or our customers may not be able to obtain, from building owners or managers, access rights to buildings and rooftops to successfully install and service our equipment as planned. In order to install our equipment, we or our customers need access to each building where our antennas will be placed. Our failure or our customers’ failure to obtain access rights at the pace and locations necessary could have an adverse affect on our business and financial condition. In addition, we may need to obtain zoning or other governmental approvals in order to place our antennas on a particular building or in a particular area. We may not be able to obtain these approvals in a timely manner, or at all.

The prices of our publicly traded securities have been volatile and may continue to be volatile.

There is limited trading history and volume for our common stock, our IPO warrants, and our Z warrants, therefore, even holders of our publicly traded securities may find it difficult to sell their securities. In addition, our securities have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our securities, without regard to our operating performance. In addition, the trading price of our publicly traded securities could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting our industry generally, changes in national or regional economic conditions or general market conditions. The market prices of our publicly traded securities could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time our securities are no longer traded on Nasdaq or other securities exchange and we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our securities may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities will be significantly limited. Accordingly, the market price of our publicly traded securities may be depressed, and you may find it more difficult to sell the offered shares.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

We have issued a substantial number of shares of common stock that are eligible for resale under Rule 144 of the Securities Act and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of warrants. If holders of warrants or other convertible securities choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

Our officers, directors and affiliated entities own a large percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

As of April 21, 2006, our executive officers and directors in the aggregate, beneficially owned approximately 47.8% of our outstanding common stock. These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase securities pursuant to this prospectus, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	A classified board of directors that cannot be replaced without cause by a majority vote of our stockholders; and

•	Our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, without stockholder approval.

Provisions of Delaware General Corporation Law may restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock or warrants by the selling security holders named in this prospectus. Any proceeds we receive from any exercise of the offered warrants held by the selling security holders or their transferees (a maximum potential of $11,666,410) or from any exercise of the placement agent stock purchase option (a maximum potential of $1,634,061) will be used by us for working capital.

We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

Selling Stockholders

Based on information provided by the selling security holders, the table below sets forth certain information, as of April 21, 2006 unless otherwise noted, regarding the selling security holders.

The shares being offered by the selling security holders as set forth in the table below include, for those holding our 8% senior convertible notes, their pro rata portion of an aggregate maximum of 195,122 shares that have been reserved for issuance in the event the holders of such notes elect to receive interest payments on their notes in the form of common stock, referred to below as “interest shares.”

Percentage ownership of common stock is based on 5,624,057 shares of our common stock outstanding as of April 21, 2006. In addition, the table below assumes for calculating each selling security holder's beneficial ownership, both prior to and after this offering, as well as each such selling security holder’s percentage ownership following this offering, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days as of April 21, 2006 have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. The calculation of each selling security holder’s beneficial ownership and percentage ownership following this offering also assumes that all interest shares and warrant anti-dilution shares included in those that may be offered by such selling security holder (but not, unless otherwise noted, those that may be offered by any other selling security holder) were issued and added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

	Number of shares of common stock and offered warrants beneficially owned prior to the offering		Number of offered shares and offered warrants being offered		Common stock beneficially owned after the offering
Name of selling security holder	Shares	Warrants	Shares	Warrants	Number of Shares	Percentage of outstanding shares

Michael M. Ades	7,500 (1)	7,500	7,500 (2)	7,500	-0-	-0-
Allied Diesel Service Employee PSP (3)	9,700 (4)	3,700	3,700 (5)	3,700	6,000	*
Andrew Revocable Trust (6)	75,000 (7)	75,000	75,000 (8)	75,000	-0-	-0-
Anima S.G.R.p.A. Rubrica-Anima America (9)	20,000 (10)	10,000	20,000 (11)	10,000	-0-	-0-
Anima S.G.R.p.A. Rubrica-Anima Fondattino (12)	16,000 (13)	8,000	16,000 (14)	8,000	-0-	-0-
Anima S.G.R.p.A. Rubrica-Anima Fondo Trading (15)	80,000 (16)	40,000	80,000 (17)	40,000	-0-	-0-
Arbora (18)	22,500(19)	22,500	22,500 (20)	22,500	-0-	-0-
Arterio, Inc. Profit Sharing Plan (21)	3,700 (22)	3,700	3,700 (23)	3,700	-0-	-0-
Alfred Berg	45,000 (24)	45,000	45,000 (25)	45,000	-0-	-0-
Daniel Berkowitz IRA (26)	3,700 (27)	3,700	3,700 (28)	3,700	-0-	-0-
Michael Berlinger	3,700 (29)	3,700	3,700 (30)	3,700	-0-	-0-
Steven Bettinger/Jodi Bettinger	3,500 (31)	3,500	3,500 (32)	3,500	-0-	-0-
Chanel Holdings (Nevis) LLC (33)	35,500 (34)	35,500	35,500 (35)	35,500	-0-	-0-
Teddy Chasanoff	3,700 (36)	3,700	3,700 (37)	3,700	-0-	-0-
Chaussier International (38)	24,000 (39)	12,000	24,000 (40)	12,000	-0-	-0-
Kevin Clarke IRA (41)	5,200 (42)	3,700	3,700 (43)	3,700	1,500	*
Ann Clemente	3,700 (44)	3,700	3,700 (45)	3,700	-0-	-0-
Susan Corcoran	4,000 (46)	3,500	3,500 (47)	3,500	500	*
Crescent International Ltd. (48)	115, 955 (49)	22,500	29,300 (50)	22,500	86,655	1.50%
Domaco Venture Capital Fund (51)	3,700 (52)	3,700	3,700 (53)	3,700	-0-	-0-

	Number of shares of common stock and offered warrants beneficially owned prior to the offering		Number of offered shares and offered warrants being offered		Common stock beneficially owned after the offering
Name of selling security holder	Shares	Warrants	Shares	Warrants	Number of Shares	Percentage of outstanding shares

Marshall Donat/Mary Jean Donat	3,700 (54)	3,700	3,700 (55)	3,700	-0-	-0-
Elite Financial Communications Group, LLC (56)	10,000 (57)	-0-	10,000 (58)	-0-	-0-	-0-
Marc Engelbert	3,700 (59)	3,700	3,700 (60)	3,700	-0-	-0-
Equity Interest, Inc. (61)	3,700 (62)	3,700	3,700 (63)	3,700	-0-	-0-
Ronald Fatoullah/Elliot Fatoullah	3,700 (64)	3,700	3,700 (65)	3,700	-0-	-0-
Edward Feighan	21,200 (66)	21,200	21,200 (67)	21,200	-0-	-0-
Sheila Fligel	3,700 (68)	3,700	3,700 (69)	3,700	-0-	-0-
Rose Frankfort Trust (70)	3,700 (71)	3,700	3,700 (72)	3,700	-0-	-0-
Davis Gaynes/Barbara Gaynes	3,700 (73)	3,700	3,700 (74)	3,700	-0-	-0-
Michael Gelardi/Lorraine Gelardi	3,700 (75)	3,700	3,700 (76)	3,700	-0-	-0-
Steven W. Gelston	3,700 (77)	3,700	3,700 (78)	3,700	-0-	-0-
Elizabeth Genzer Revocable Trust (79)	3,700 (80)	3,700	3,700 (81)	3,700	-0-	-0-
Barry Goldin/Barbara Goldin	3,700 (82)	3,700	3,700 (83)	3,700	-0-	-0-
Bruce Gomberg	3,700 (84)	3,700	3,700 (85)	3,700	-0-	-0-
Ann M. Graham	3,500 (86)	3,500	3,500 (87)	3,500	-0-	-0-
Green Acres Dental Salary Savings Plan (88)	3,700 (89)	3,700	3,700 (90)	3,700	-0-	-0-
Joan Grillo	3,700 (91)	3,700	3,700 (92)	3,700	-0-	-0-
John Gross IRA (93)	3,700 (94)	3,700	3,700 (95)	3,700	-0-	-0-
Andrew P. Grossman Profit Sharing Plan (96)	3,700 (97)	3,700	3,700 (98)	3,700	-0-	-0-
GunnAllen Financial (99)	96,880 (100)	-0-	96,880 (101)	-0-	-0-	-0-
Randy S. Guttenberg	3,500 (102)	3,500	3,500 (103)	3,500	-0-	-0-
Jacob I. Haft	3,700 (104)	3,700	3,700 (105)	3,700	-0-	-0-
Mark R. Hancock	4,200 (106)	4,200	4,200 (107)	4,200	-0-	-0-
Gerald F. Heupel, Jr.	15,000 (112)	15,000	15,000 (113)	15,000	-0-	-0-
Catherine Hicks, Inc. Profit Sharing Plan (114)	3,700 (115)	3,700	3,700 (116)	3,700	-0-	-0-
Norton F. Hight IRA (117)	3,700 (118)	3,700	3,700 (119)	3,700	-0-	-0-
Randall W. Hight	3,700 (120)	3,700	3,700 (121)	3,700	-0-	-0-
Madeleine Hurd	3,700 (122)	3,700	3,700 (123)	3,700	-0-	-0-
John M. Imperiale IRA (124)	3,700 (125)	3,700	3,700 (126)	3,700	-0-	-0-
Scott Kaiden/Charlotte Kaiden	3,700 (127)	3,700	3,700 (128)	3,700	-0-	-0-
Elaine N. Kelly	3,700 (129)	3,700	3,700 (130)	3,700	-0-	-0-
Maura Kelly	3,700 (131)	3,700	3,700 (132)	3,700	-0-	-0-
William P. Kelly SEP IRA (133)	3,700 (134)	3,700	3,700 (135)	3,700	-0-	-0-
Burton I. Koffman	49,600 (136)	49,600	49,600 (137)	49,600	-0-	-0-
Jed Kruchten	105,000 (138)	15,000	15,000 (139)	15,000	90,000	1.60%

	Number of shares of common stock and offered warrants beneficially owned prior to the offering		Number of offered shares and offered warrants being offered		Common stock beneficially owned after the offering
Name of selling security holder	Shares	Warrants	Shares	Warrants	Number of Shares	Percentage of outstanding shares

Peter Z. Kubin/Marie E. Kubin	15,000 (140)	15,000	15,000 (141)	15,000	477	*
John E. Krzywicki Trust dated March 5, 1995 (142)	5,000 (143)	5,000	5,000 (144)	5,000	-0-	-0-
Nancy Lane	3,700 (145)	3,700	3,700 (146)	3,700	-0-	-0-
Christine R. Larson	28,900 (147)	7,500	7,500 (148)	7,500	21,400	*
Anita Lazaris Trust (149)	3,700 (150)	3,700	3,700 (151)	3,700	-0-	-0-
Sidney Lazaris, IRA (152)	3,700 (153)	3,700	3,700 (154)	3,700	-0-	-0-
James W. Lees	62,900 (155)	42,500	42,500 (156)	42,500	20,400	*
Edward Lewit/Phoebe Lewit	3,700 (157)	3,700	3,700 (158)	3,700	-0-	-0-
Peter Lewit/Vivein Lewit	3,700 (159)	3,700	3,700 (160)	3,700	-0-	-0-
Douglas A. Lockie/Debra Lockie (161)	1,089,278 (162)	7,200	7,200 (163)	7,200	1,082,078	19.20%
Allan R. Lyons	17,500 (164)	7,500	7,500 (165)	7,500	15,378	*
MRC Computer Corp. Profit Sharing Plan (166)	3,700 (167)	3,700	3,700 (168)	3,700	-0-	-0-
Mark Irrevocable Trust (169)	3,700 (170)	3,700	3,700 (171)	3,700	-0-	-0-
Roger R. Marks IRA (172)	3,700 (173)	3,700	3,700 (174)	3,700	-0-	-0-
William R. Marsh	14,100 (175)	14,100	14,100 (176)	14,100	-0-	-0-
Maxim Partners LLC (177)	56,200 (178)	-0-	56,200 (179)	-0-	-0-	-0-
Gerald T. McCarthy SEP/IRA (180)	3,700 (181)	3,700	3,700 (182)	3,700	-0-	-0-
Scott McNair	16,600 (183)	10,600	14,050 (184)	10,600	6,000	*
Merrill A. McPeak (185)	23,500 (186)	1,000	1,000 (187)	1,000	22,500	*
Rolanda Mendelle	3,700 (191)	3,700	3,700 (192)	3,700	-0-	-0-
Wolfe F. Model IRA (193)	3,700 (194)	3,700	3,700 (195)	3,700	-0-	-0-
Richard Neil Molinsky	3,500 (196)	3,500	3,500 (197)	3,500	158	*
Edward Moss/Adena Moss	3,700 (198)	3,700	3,700 (199)	3,700	-0-	-0-
MSI Retirement Plan Trust (200)	3,700 (201)	3,700	3,700 (202)	3,700	-0-	-0-
Brenda Narcomey and Kevin O. Narcomey	49,500 (203)	49,500	49,500 (204)	49,500	-0-	-0-
Carin S. Netter	3,700 (205)	3,700	3,700 (206)	3,700	-0-	-0-
Ronald Osur	3,700 (207)	3,700	3,700 (208)	3,700	-0-	-0-
Don E. Peck/Clarice Eileen Peck (209)	21,800 (210)	7,500	7,500 (211)	7,500	14,300	*
William H. Peterson Living Trust (212)	3,700 (213)	3,700	3,700 (214)	3,700	-0-	-0-
Anthony G. Polak	3,700 (215)	3,700	3,700 (216)	3,700	-0-	-0-
Anthony G. Polak IRA (217)	3,700 (218)	3,700	3,700 (219)	3,700	-0-	-0-
Catharina Polak #1 Trust (220)	3,700 (221)	3,700	3,700 (222)	3,700	-0-	-0-
Frederick B. Polak	3,700 (223)	3,700	3,700 (224)	3,700	-0-	-0-
Jack Polak IRA (225)	3,700 (226)	3,700	3,700 (227)	3,700	-0-	-0-
Margaret B. Polak	3,700 (228)	3,700	3,700 (229)	3,700	-0-	-0-
Charles Re Profit Sharing Plan (230)	3,700 (231)	3,700	3,700 (232)	3,700	-0-	-0-
Louise E. Rehling, IRA (233)	14,100 (234)	14,100	14,100 (235)	14,100	-0-	-0-

	Number of shares of common stock and offered warrants beneficially owned prior to the offering		Number of offered shares and offered warrants being offered		Common stock beneficially owned after the offering
Name of selling security holder	Shares	Warrants	Shares	Warrants	Number of Shares	Percentage of outstanding shares

Louise E. Rehling Trust (236)	21,200 (237)	21,200	21,200 (238)	21,200	-0-	-0-
RL Capital Partners, L.P. (239)	48,600 (240)	28,600	28,600 (241)	28,600	40,000	*
Steve Roman	3,700 (242)	3,700	3,700 (243)	3,700	-0-	-0-
Leslie Rosenberg/Sybil Rosenberg	3,700 (244)	3,700	3,700 (245)	3,700	138	*
Jonathan Rothschild	3,700 (246)	3,700	3,700 (247)	3,700	-0-	-0-
RTEM LLC (248)	44,730 (249)	44,730	44,730 (250)	44,730	-0-	-0-
Stanley Rubenstein	4,500 (251)	3,500	3,500 (252)	3,500	1,000	*
Jon Rubin Revocable Trust (253)	3,700 (254)	3,700	3,700 (255)	3,700	-0-	-0-
Florence Safford	3,700 (256)	3,700	3,700 (257)	3,700	-0-	-0-
Marvin Samel	6,100 (258)	2,100	2,100 (259)	2,100	4,000	*
Jonathan Sann	2,100 (260)	2,100	2,100 (261)	2,100	-0-	-0-
Elias Sayour Foundation Inc. (262)	3,700 (263)	3,700	3,700 (264)	3,700	-0-	-0-
Barbara Scharf	3,700 (265)	3,700	3,700 (266)	3,700	-0-	-0-
Robert S. Shapiro IRA (267)	3,700 (268)	3,700	3,700 (269)	3,700	-0-	-0-
Seth A. Shapiro/Dari Shapiro	3,500 (270)	3,500	3,500 (271)	3,500	-0-	-0-
Loren Skeist/Marlene Marko Skeist	21,100 (272)	21,100	21,100 (273)	21,100	-0-	-0-
Louis S. Slaughter (274)	1,125,495 (275)	30,000	30,000 (276)	30,000	1,095,495	19.50%
Phillips W. Smith Family Trust (277)	271,000 (278)	71,000	71,000 (279)	71,000	200,000	3.55%
Michael Splain	99,200 (280)	99,200	99,200 (281)	99,200	-0-	-0-
Gary J. Stadtmauer	3,700 (282)	3,700	3,700 (283)	3,700	-0-	-0-
Murray Stadtmauer/Clare Stadtmauer	3,700 (284)	3,700	3,700 (285)	3,700	-0-	-0-
Rhea D. Stadtmauer/Janice M. Maiman	3,700 (286)	3,700	3,700 (287)	3,700	-0-	-0-
David Swerdloff IRA (288)	3,700 (289)	3,700	3,700 (290)	3,700	-0-	-0-
Michele Tarica	3,700 (291)	3,700	3,700 (292)	3,700	-0-	-0-
Mike Thermos	5,500 (293)	3,500	3,500 (294)	3,500	2,000	*
Milton J. Walters, IRA (295)	7,500 (296)	7,500	7,500 (297)	7,500	-0-	-0-
Philip Wasserman	3,700 (298)	3,700	3,700 (299)	3,700	-0-	-0-
Marc Weiss	8,500 (300)	8,500	8,500 (301)	8,500	-0-	-0-
Tavor S. White	3,700 (302)	3,700	3,700 (303)	3,700	-0-	-0-
WTS Sal (304)	15,000 (305)	15,000	15,000 (306)	15,000	-0-	-0-
John A. Yewdall/Elizabeth G. Yewdall	7,500 (307)	7,500	7,500 (308)	7,500	-0-	-0-
Jonathan Young IRA (309)	5,200 (310)	3,700	3,700 (311)	3,700	1,500	*
Susan Zverin IRA (312)	3,700 (313)	3,700	3,700 (314)	3,700	-0-	-0-
34th Street Dental Profit Sharing Plan (315)	3,700 (316)	3,700	3,700 (317)	3,700	-0-	-0-
Silverman Partners LP	368,386 (318)	89,286	190,810 (319)	89,286	216,600	3.85%

	Number of shares of common stock and offered warrants beneficially owned prior to the offering		Number of offered shares and offered warrants being offered		Common stock beneficially owned after the offering
Name of selling security holder	Shares	Warrants	Shares	Warrants	Number of Shares	Percentage of outstanding shares

Edward S. Gutman	343,864 (320)	35,714	76,323 (321)	35,714 (322)	176,900(323)	3.15%
Silverman Partners Class D L.P.	151,786 (324)	89,286	190,180 (325)	89,286	-0-	-0-
The Gutman Family Foundation	97,614 (326)	35,714	76,323 (327)	35,714	36,900	*
HCFP/Brenner Securities, LLC	297,379 (328)	44,643	75,898 (329)	44,643	299,366	4.99%
James Scibelli (330)	65,714 (331)	28,571	61,059 (332)	28,571(333)	5,000(334)	*
Stewart Richer	55,750 (335)	12,500	26,714 (336)	12,500	34,500	*
Cape May Investors	28,571 (337)	28,571	28,571 (338)	28,571	20,000	*
HRG Trust Company	45,536 (339)	26,786	57,243 (340)	26,786	-0-	-0-
Stig and Britt-Marie Wennerstrom	40,357 (341)	17,857	38,162 (342)	17,857	10,000	*
Joseph Catalano	17,857 (343)	17,857	17,857 (344)	17,857	12,500	*
Professional Traders Fund	17,857 (345)	17,857	17,857 (346)	17,857	12,981	*
Melvin Paikoff	8,929 (347)	8,929	8,929 (348)	8,929	-0-	-0-
Gary Herwitz	21,250 (349)	12,500	26,714 (350)	12,500	-0-	-0-
Baracuda Motors, Inc.	17,143 (351)	7,143	20,264 (352)	7,143	5,000	*
Penny Collins	15,179 (353)	8,929	19,082 (354)	8,929	-0-	-0-
Jeffrey D. Roseman	15,179 (355)	8,929	19,082 (356)	8,929	-0-	-0-
___________________

* Less than 1%.

(1)	Represents 7,500 shares issuable upon exercise of offered warrants.

(2)	Represents 7,500 shares issuable upon exercise of offered warrants.

(3)
The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Ralph A. Darienzo, Sr., Ralph A. Darienzo, Jr. and Kathy Davison, each a trustee of the selling security holder.

(4)	Includes 3,700 shares issuable upon exercise of offered warrants and 3,000 shares issuable upon the exercise of IPO warrants.

(5)	Represents 3,700 shares issuable upon exercise of offered warrants.

(6)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is William V. Andrew, trustee of the selling security holder.

(7)	Represents 75,000 shares issuable upon exercise of offered warrants.

(8)	Represents 75,000 shares issuable upon exercise of offered warrants.

(9)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Girodano Martinelli, executive director of the selling security holder.

(10)	Includes 10,000 shares issuable upon exercise of offered warrants.

(11)	Includes 10,000 shares issuable upon exercise of offered warrants.

(12)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Girodano Martinelli, executive director of the selling security holder.

(13)	Includes 8,000 shares issuable upon exercise of offered warrants.

(14)	Includes 8,000 shares issuable upon exercise of offered warrants.

(15)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Girodano Martinelli, executive director of the selling security holder.

(16)	Includes 40,000 shares issuable upon exercise of offered warrants.

(17)	Includes 40,000 shares issuable upon exercise of offered warrants.

(18)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Ulrich Reid, senior partner of the selling security holder.

(19)	Represents 22,500 shares issuable upon exercise of offered warrants.

(20)	Represents 22,500 shares issuable upon exercise of offered warrants.

(21)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jonathan Rothschild, trustee of the selling security holder.

(22)	Represents 3,700 shares issuable upon exercise of offered warrants.

(23)	Represents 3,700 shares issuable upon exercise of offered warrants.

(24)	Represents 45,000 shares issuable upon exercise of offered warrants.

(25)	Represents 45,000 shares issuable upon exercise of offered warrants.

(26)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Daniel Berkowitz, owner of the selling security holder.

(27)	Represents 3,700 shares issuable upon exercise of offered warrants.

(28)	Represents 3,700 shares issuable upon exercise of offered warrants.

(29)	Represents 3,700 shares issuable upon exercise of offered warrants.

(30)	Represents 3,700 shares issuable upon exercise of offered warrants.

(31)	Represents 3,500 shares issuable upon exercise of offered warrants.

(32)	Represents 3,500 shares issuable upon exercise of offered warrants.

(33)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Patrick W. Smith, manager of the selling security holder.

(34)	Represents 35,500 shares issuable upon exercise of offered warrants.

(35)	Represents 35,500 shares issuable upon exercise of offered warrants.

(36)	Represents 3,700 shares issuable upon exercise of offered warrants.

(37)	Represents 3,700 shares issuable upon exercise of offered warrants.

(38)
The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Pierre Chaussier, president of the selling security holder, and Richard Prevost, director of the selling security holder.

(39)	Includes 12,000 shares issuable upon exercise of offered warrants.

(40)	Includes 12,000 shares issuable upon exercise of offered warrants.

(41)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Kevin Clarke, owner of the selling security holder.

(42)	Includes 3,700 shares issuable upon exercise of offered warrants.

(43)	Represents 3,700 shares issuable upon exercise of offered warrants.

(44)	Represents 3,700 shares issuable upon exercise of offered warrants.

(45)	Represents 3,700 shares issuable upon exercise of offered warrants.

(46)	Includes 3,500 shares issuable upon exercise of offered warrants.

(47)	Represents 3,500 shares issuable upon exercise of offered warrants.

(48)
Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(49)
Includes 22,500 shares issuable upon exercise of offered warrants, and also includes shares of common stock issuable upon conversion of our Series B Preferred Stock, together with shares of our common stock that may be issued to pay dividends on our Series B Preferred Stock, and also includes shares of our common stock underlying warrants issued in connection with our Series B Preferred Stock.

(50)	Includes 22,500 shares issuable upon exercise of offered warrants.

(51)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jack Polak, general partner of the selling security holder.

(52)	Represents 3,700 shares issuable upon exercise of offered warrants.

(53)	Represents 3,700 shares issuable upon exercise of offered warrants.

(54)	Represents 3,700 shares issuable upon exercise of offered warrants.

(55)	Represents 3,700 shares issuable upon exercise of offered warrants.

(56)
Elite Financial Communications Group provided investor relations services to us from December 2004 to April 2005. The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Dodi B. Handy, President, Chief Executive Officer and Managing Partner of the selling security holder.

(57)	Represents 10,000 shares underlying stock purchase options granted as compensation for the foregoing investor relations services.

(58)	Intentionally omitted.

(59)	Represents 3,700 shares issuable upon exercise of offered warrants.

(60)	Represents 3,700 shares issuable upon exercise of offered warrants.

(61)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jack Polak, president of the selling security holder.

(62)	Represents 3,700 shares issuable upon exercise of offered warrants.

(63)	Represents 3,700 shares issuable upon exercise of offered warrants.

(64)	Represents 3,700 shares issuable upon exercise of offered warrants.

(65)	Represents 3,700 shares issuable upon exercise of offered warrants.

(66)	Represents 21,200 shares issuable upon exercise of offered warrants.

(67)	Represents 21,200 shares issuable upon exercise of offered warrants.

(68)	Represents 3,700 shares issuable upon exercise of offered warrants.

(69)	Represents 3,700 shares issuable upon exercise of offered warrants.

(70)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Rose Frankfort, trustee of the selling security holder.

(71)	Represents 3,700 shares issuable upon exercise of offered warrants.

(72)	Represents 3,700 shares issuable upon exercise of offered warrants.

(73)	Represents 3,700 shares issuable upon exercise of offered warrants.

(74)	Represents 3,700 shares issuable upon exercise of offered warrants.

(75)	Represents 3,700 shares issuable upon exercise of offered warrants.

(76)	Represents 3,700 shares issuable upon exercise of offered warrants.

(77)	Represents 3,700 shares issuable upon exercise of offered warrants.

(78)	Represents 3,700 shares issuable upon exercise of offered warrants.

(79)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Benjamin Genzer, trustee of the selling security holder.

(80)	Represents 3,700 shares issuable upon exercise of offered warrants.

(81)	Represents 3,700 shares issuable upon exercise of offered warrants.

(82)	Represents 3,700 shares issuable upon exercise of offered warrants.

(83)	Represents 3,700 shares issuable upon exercise of offered warrants.

(84)	Represents 3,700 shares issuable upon exercise of offered warrants.

(85)	Represents 3,700 shares issuable upon exercise of offered warrants.

(86)	Represents 3,500 shares issuable upon exercise of offered warrants.

(87)	Represents 3,500 shares issuable upon exercise of offered warrants.

(88)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is David Tarica, trustee of the selling security holder.

(89)	Represents 3,700 shares issuable upon exercise of offered warrants.

(90)	Represents 3,700 shares issuable upon exercise of offered warrants.

(91)	Represents 3,700 shares issuable upon exercise of offered warrants.

(92)	Represents 3,700 shares issuable upon exercise of offered warrants.

(93)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is John Gross, owner of the selling security holder.

(94)	Represents 3,700 shares issuable upon exercise of offered warrants.

(95)	Represents 3,700 shares issuable upon exercise of offered warrants.

(96)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Andrew P. Grossman, trustee of the selling security holder.

(97)	Represents 3,700 shares issuable upon exercise of offered warrants.

(98)	Represents 3,700 shares issuable upon exercise of offered warrants.

(99)	GunnAllen Financial acted as one of the sub-placement agents for our private financing of Series A redeemable preferred stock and May 2005 warrants from May through July 2005.

(100)	Represents 96,880 shares underlying a stock purchase option granted as compensation for selling security holder acting as one of the sub-placement agents as described in footnote 99.

(101)	Intentionally omitted.

(102)	Represents 3,500 shares issuable upon exercise of offered warrants.

(103)	Represents 3,500 shares issuable upon exercise of offered warrants.

(104)	Represents 3,700 shares issuable upon exercise of offered warrants.

(105)	Represents 3,700 shares issuable upon exercise of offered warrants.

(106)	Represents 4,200 shares issuable upon exercise of offered warrants.

(107)	Represents 4,200 shares issuable upon exercise of offered warrants.

(108)	Intentionally omitted.

(109)	Intentionally omitted.

(110)	Intentionally omitted.

(111)	Intentionally omitted.

(112)	Represents 15,000 shares issuable upon exercise of offered warrants.

(113)	Represents 15,000 shares issuable upon exercise of offered warrants.

(114)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Catherine Hicks, trustee of the selling security holder.

(115)	Represents 3,700 shares issuable upon exercise of offered warrants.

(116)	Represents 3,700 shares issuable upon exercise of offered warrants.

(117)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Norton F. Hight, owner of the selling security holder.

(118)	Represents 3,700 shares issuable upon exercise of offered warrants.

(119)	Represents 3,700 shares issuable upon exercise of offered warrants.

(120)	Represents 3,700 shares issuable upon exercise of offered warrants.

(121)	Represents 3,700 shares issuable upon exercise of offered warrants.

(122)	Represents 3,700 shares issuable upon exercise of offered warrants.

(123)	Represents 3,700 shares issuable upon exercise of offered warrants.

(124)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is John M. Imperiale, owner of the selling security holder.

(125)	Represents 3,700 shares issuable upon exercise of offered warrants.

(126)	Represents 3,700 shares issuable upon exercise of offered warrants.

(127)	Represents 3,700 shares issuable upon exercise of offered warrants.

(128)	Represents 3,700 shares issuable upon exercise of offered warrants.

(129)	Represents 3,700 shares issuable upon exercise of offered warrants.

(130)	Represents 3,700 shares issuable upon exercise of offered warrants.

(131)	Represents 3,700 shares issuable upon exercise of offered warrants.

(132)	Represents 3,700 shares issuable upon exercise of offered warrants.

(133)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is William P. Kelly, owner of the selling security holder.

(134)	Represents 3,700 shares issuable upon exercise of offered warrants.

(135)	Represents 3,700 shares issuable upon exercise of offered warrants.

(136)	Represents 49,600 shares issuable upon exercise of offered warrants.

(137)	Represents 49,600 shares issuable upon exercise of offered warrants.

(138)	Includes 15,000 shares issuable upon exercise of offered warrants and 90,000 shares issuable upon the exercise of IPO warrants.

(139)	Represents 15,000 shares issuable upon exercise of offered warrants.

(140)	Represents 15,000 shares issuable upon exercise of offered warrants.

(141)	Represents 15,000 shares issuable upon exercise of offered warrants.

(142)
The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is John E. Krzywicki, trustee of the selling security holder. John E. Krzywicki is our vice president of marketing, strategy and business development.

(143)	Represents 5,000 shares issuable upon exercise of offered warrants.

(144)	Represents 5,000 shares issuable upon exercise of offered warrants.

(145)	Represents 3,700 shares issuable upon exercise of offered warrants.

(146)	Represents 3,700 shares issuable upon exercise of offered warrants.

(147)	Represents 7,500 shares issuable upon exercise of offered warrants.

(148)	Represents 7,500 shares issuable upon exercise of offered warrants.

(149)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Anita Lazaris, trustee of the selling security holder.

(150)	Represents 3,700 shares issuable upon exercise of offered warrants.

(151)	Represents 3,700 shares issuable upon exercise of offered warrants.

(152)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Sidney Lazaris, owner of the selling security holder.

(153)	Represents 3,700 shares issuable upon exercise of offered warrants.

(154)	Represents 3,700 shares issuable upon exercise of offered warrants.

(155)	Includes 42,500 shares issuable upon exercise of offered warrants and 20,000 shares issuable upon exercise of IPO warrants.

(156)	Represents 42,500 shares issuable upon exercise of offered warrants.

(157)	Represents 3,700 shares issuable upon exercise of offered warrants.

(158)	Represents 3,700 shares issuable upon exercise of offered warrants.

(159)	Represents 3,700 shares issuable upon exercise of offered warrants.

(160)	Represents 3,700 shares issuable upon exercise of offered warrants.

(161)	Douglas A. Lockie is our president and chief technology officer.

(162)	Includes 7,200 shares issuable upon exercise of offered warrants.

(163)	Represents 7,200 shares issuable upon exercise of offered warrants.

(164)	Includes 7,500 shares issuable upon exercise of offered warrants and 5,000 shares issuable upon exercise of IPO warrants.

(165)	Represents 7,500 shares issuable upon exercise of offered warrants.

(166)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Morton M. Crandall, trustee of the selling security holder.

(167)	Represents 3,700 shares issuable upon exercise of offered warrants.

(168)	Represents 3,700 shares issuable upon exercise of offered warrants.

(169)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jared J. Scharf, trustee of the selling security holder.

(170)	Represents 3,700 shares issuable upon exercise of offered warrants.

(171)	Represents 3,700 shares issuable upon exercise of offered warrants.

(172)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Roger R. Marks, owner of the selling security holder.

(173)	Represents 3,700 shares issuable upon exercise of offered warrants.

(174)	Represents 3,700 shares issuable upon exercise of offered warrants.

(175)	Represents 14,100 shares issuable upon exercise of offered warrants.

(176)	Represents 14,100 shares issuable upon exercise of offered warrants.

(177)
Maxim Partners LLC acted as one of the sub-placement agents for our private financing of Series A redeemable preferred stock and May 2005 warrants from May through July 2005. The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is James P. Orazio, president of the selling security holder.

(178)	Represents 56,200 shares underlying a stock purchase option granted as compensation for selling security holder acting as one of the sub-placement agents as described in footnote 177.

(179)	Intentionally omitted.

(180)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Gerald T. McCarthy, owner of the selling security holder.

(181)	Represents 3,700 shares issuable upon exercise of offered warrants.

(182)	Represents 3,700 shares issuable upon exercise of offered warrants.

(183)	Includes 10,600 shares issuable upon exercise of offered warrants and 3,000 shares issuable upon exercise of IPO warrants.

(184)	Represents 3,700 shares issuable upon exercise of offered warrants.

(185)	General Merrill A. McPeak is one of our directors.

(186)
Includes 15,000 shares underlying options that are exercisable within 60 days as of August 19, 2005, 5,000 shares issuable upon exercise of IPO warrants and 1,000 shares issuable upon exercise of offered warrants. Does not include 45,000 shares underlying options that are not exercisable within 60 days as of August 19, 2005.

(187)	Represents 1,000 shares issuable upon exercise of offered warrants.

(188)	Intentionally omitted.

(189)	Intentionally omitted.

(190)	Intentionally omitted.

(191)	Represents 3,700 shares issuable upon exercise of offered warrants.

(192)	Represents 3,700 shares issuable upon exercise of offered warrants.

(193)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Wolfe F. Model, owner of the selling security holder.

(194)	Represents 3,700 shares issuable upon exercise of offered warrants.

(195)	Represents 3,700 shares issuable upon exercise of offered warrants.

(196)	Represents 3,500 shares issuable upon exercise of offered warrants.

(197)	Represents 3,500 shares issuable upon exercise of offered warrants.

(198)	Represents 3,700 shares issuable upon exercise of offered warrants.

(199)	Represents 3,700 shares issuable upon exercise of offered warrants.

(200)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Joel Goldstein, trustee of the selling security holder.

(201)	Represents 3,700 shares issuable upon exercise of offered warrants.

(202)	Represents 3,700 shares issuable upon exercise of offered warrants.

(203)	Represents 49,500 shares issuable upon exercise of offered warrants.

(204)	Represents 49,500 shares issuable upon exercise of offered warrants.

(205)	Represents 3,700 shares issuable upon exercise of offered warrants.

(206)	Represents 3,700 shares issuable upon exercise of offered warrants.

(207)	Represents 3,700 shares issuable upon exercise of offered warrants.

(208)	Represents 3,700 shares issuable upon exercise of offered warrants.

(209)	Don E. Peck is our vice president engineering.

(210)
Represents 7,500 shares issuable upon exercise of offered warrants and 14,300 shares underlying options that are exercisable within 60 days as of April 21, 2006. Does not include 100,100 shares underlying options that are not exercisable within 60 days as of April 21, 2006.

(211)	Represents 7,500 shares issuable upon exercise of offered warrants.

(212)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is William H. Peterson, trustee of the selling security holder.

(213)	Represents 3,700 shares issuable upon exercise of offered warrants.

(214)	Represents 3,700 shares issuable upon exercise of offered warrants.

(215)	Represents 3,700 shares issuable upon exercise of offered warrants.

(216)	Represents 3,700 shares issuable upon exercise of offered warrants.

(217)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Anthony G. Polak, owner of the selling security holder.

(218)	Represents 3,700 shares issuable upon exercise of offered warrants.

(219)	Represents 3,700 shares issuable upon exercise of offered warrants.

(220)
The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Jack Polak and Catherina Polak, each a trustee of the selling security holder.

(221)	Represents 3,700 shares issuable upon exercise of offered warrants.

(222)	Represents 3,700 shares issuable upon exercise of offered warrants.

(223)	Represents 3,700 shares issuable upon exercise of offered warrants.

(224)	Represents 3,700 shares issuable upon exercise of offered warrants.

(225)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jack Polak, owner of the selling security holder.

(226)	Represents 3,700 shares issuable upon exercise of offered warrants.

(227)	Represents 3,700 shares issuable upon exercise of offered warrants.

(228)	Represents 3,700 shares issuable upon exercise of offered warrants.

(229)	Represents 3,700 shares issuable upon exercise of offered warrants.

(230)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Charles Ré, owner of the selling security holder.

(231)	Represents 3,700 shares issuable upon exercise of offered warrants.

(232)	Represents 3,700 shares issuable upon exercise of offered warrants.

(233)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Louise E. Rehling, trustee of the selling security holder.

(234)	Represents 14,100 shares issuable upon exercise of offered warrants.

(235)	Represents 14,100 shares issuable upon exercise of offered warrants.

(236)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Louise E. Rehling, trustee of the selling security holder.

(237)	Represents 21,200 shares issuable upon exercise of offered warrants.

(238)	Represents 21,200 shares issuable upon exercise of offered warrants.

(239)
The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Ronald M. Lazar and Anthony G. Polak, each a managing member of the selling security holder.

(240)	Includes 28,600 shares issuable upon exercise of offered warrants and 20,000 shares issuable upon exercise of IPO warrants.

(241)	Represents 28,600 shares issuable upon exercise of offered warrants.

(242)	Represents 3,700 shares issuable upon exercise of offered warrants.

(243)	Represents 3,700 shares issuable upon exercise of offered warrants.

(244)	Represents 3,700 shares issuable upon exercise of offered warrants.

(245)	Represents 3,700 shares issuable upon exercise of offered warrants.

(246)	Represents 3,700 shares issuable upon exercise of offered warrants.

(247)	Represents 3,700 shares issuable upon exercise of offered warrants.

(248)	RTEM LLC provides consulting services to us with respect to the telecommunications industry.

(249)	Represents 44,730 shares issuable upon exercise of offered warrants granted as compensation for selling security holder providing consulting services as described in footnote 248.

(250)	Represents 44,730 shares issuable upon exercise of offered warrants.

(251)	Includes 3,500 shares issuable upon exercise of offered warrants and 500 shares issuable upon exercise of IPO warrants.

(252)	Represents 3,500 shares issuable upon exercise of offered warrants.

(253)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jon Rubin, trustee of the selling security holder.

(254)	Represents 3,700 shares issuable upon exercise of offered warrants.

(255)	Represents 3,700 shares issuable upon exercise of offered warrants.

(256)	Represents 3,700 shares issuable upon exercise of offered warrants.

(257)	Represents 3,700 shares issuable upon exercise of offered warrants.

(258)	Includes 2,100 shares issuable upon exercise of offered warrants and 2,000 shares issuable upon exercise of IPO warrants.

(259)	Represents 2,100 shares issuable upon exercise of offered warrants.

(260)	Represents 2,100 shares issuable upon exercise of offered warrants.

(261)	Represents 2,100 shares issuable upon exercise of offered warrants.

(262)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Paul Sayour, vice president of the selling security holder.

(263)	Represents 3,700 shares issuable upon exercise of offered warrants.

(264)	Represents 3,700 shares issuable upon exercise of offered warrants.

(265)	Represents 3,700 shares issuable upon exercise of offered warrants.

(266)	Represents 3,700 shares issuable upon exercise of offered warrants.

(267)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Robert S. Shapiro, owner of the selling security holder.

(268)	Represents 3,700 shares issuable upon exercise of offered warrants.

(269)	Represents 3,700 shares issuable upon exercise of offered warrants.

(270)	Represents 3,500 shares issuable upon exercise of offered warrants.

(271)	Represents 3,500 shares issuable upon exercise of offered warrants.

(272)	Represents 21,100 shares issuable upon exercise of offered warrants.

(273)	Represents 21,100 shares issuable upon exercise of offered warrants.

(274)	Louis S. Slaughter is our chairman and chief executive officer.

(275)	Includes 150,000 shares of common stock held by Bittersweet Holdings LLC and 30,000 shares issuable upon exercise of offered warrants.

(276)	Represents 30,000 shares issuable upon exercise of offered warrants.

(277)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Phillips W. Smith, trustee of the selling security holder.

(278)
According to a Schedule 13G filed with the SEC on June 27, 2005 by the Smith Trust and Phillips W. Smith, the shares of common stock reported herein as beneficially owned are owned directly by the Smith Trust and include 71,000 shares issuable upon exercise of offered warrants.

(279)	Represents 71,000 shares issuable upon exercise of offered warrants.

(280)	Represents 99,200 shares issuable upon exercise of offered warrants.

(281)	Represents 99,200 shares issuable upon exercise of offered warrants.

(282)	Represents 3,700 shares issuable upon exercise of offered warrants.

(283)	Represents 3,700 shares issuable upon exercise of offered warrants.

(284)	Represents 3,700 shares issuable upon exercise of offered warrants.

(285)	Represents 3,700 shares issuable upon exercise of offered warrants.

(286)	Represents 3,700 shares issuable upon exercise of offered warrants.

(287)	Represents 3,700 shares issuable upon exercise of offered warrants.

(288)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is David Swerdloff, owner of the selling security holder.

(289)	Represents 3,700 shares issuable upon exercise of offered warrants.

(290)	Represents 3,700 shares issuable upon exercise of offered warrants.

(291)	Represents 3,700 shares issuable upon exercise of offered warrants.

(292)	Represents 3,700 shares issuable upon exercise of offered warrants.

(293)	Includes 3,500 shares issuable upon exercise of offered warrants and 1,000 shares issuable upon exercise of IPO warrants.

(294)	Represents 3,500 shares issuable upon exercise of offered warrants.

(295)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Milton J. Walters, trustee of the selling security holder.

(296)	Represents 7,500 shares issuable upon exercise of offered warrants.

(297)	Represents 7,500 shares issuable upon exercise of offered warrants.

(298)	Represents 3,700 shares issuable upon exercise of offered warrants.

(299)	Represents 3,700 shares issuable upon exercise of offered warrants.

(300)	Represents 8,500 shares issuable upon exercise of offered warrants.

(301)	Represents 8,500 shares issuable upon exercise of offered warrants.

(302)	Represents 3,700 shares issuable upon exercise of offered warrants.

(303)	Represents 3,700 shares issuable upon exercise of offered warrants.

(304)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Wahbe A. Tamari, attorney-in-fact of the selling security holder.

(305)	Represents 15,000 shares issuable upon exercise of offered warrants.

(306)	Represents 15,000 shares issuable upon exercise of offered warrants.

(307)	Represents 7,500 shares issuable upon exercise of offered warrants.

(308)	Represents 7,500 shares issuable upon exercise of offered warrants.

(309)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Jonathan Young, trustee of the selling security holder.

(310)	Includes 3,700 shares issuable upon exercise of offered warrants and 1,000 shares issuable upon exercise of IPO warrants.

(311)	Represents 3,700 shares issuable upon exercise of offered warrants.

(312)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Susan Zverin, owner of the selling security holder.

(313)	Represents 3,700 shares issuable upon exercise of offered warrants.

(314)	Represents 3,700 shares issuable upon exercise of offered warrants.

(315)	The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is David S. Tarica, trustee of the selling security holder.

(316)	Represents 3,700 shares issuable upon exercise of offered warrants.

(317)	Represents 3,700 shares issuable upon exercise of offered warrants.

(318)
According to a Schedule 13G filed by Harvey Silverman with the SEC on March 22, 2005, represents 116,600 shares, 62,500 shares issuable upon conversion of a promissory note and 189,286 shares issuable upon the exercise of warrants, owned by the selling security holder. According to that same schedule, the selling security holder is a limited partnership of which Mr. Silverman is general partner.

(319)
Represents 62,500 shares issuable upon conversion of 8% convertible notes, and 89,286 shares issuable upon exercise of February 2005 warrants, owned by Silverman Partners LP, as well as 39,024 potential interest shares related to such notes.

(320)
According to a Schedule 13G filed by Edward S. Gutman with the SEC on March 22, 2005, of the 343,864 shares owned by him: (i) 20,000 shares are owned by him individually; (ii) 155,714 shares are issuable to him upon exercise of warrants owned by him; (iii) 25,000 shares are issuable upon conversion of promissory notes issued to him; (iv) 1,700 shares are owned by the Gutman Family Foundation (the “Foundation”), of which Mr. Gutman is the President and, as President, he has sole dispositive and voting power over the shares held by the Foundation; (v) 70,914 shares are issuable to the Foundation, upon exercise of warrants owned by it; (vi) 25,000 shares are issuable to the Foundation upon conversion of a promissory note issued to it; (vii) 26,786 shares are issuable to the HRG Trust, a trust for the benefit of Mr. Gutman’s adult children and for which investment decisions are directed by him (“HRG Trust”), upon exercise of warrants and (viii) 18,750 shares are issuable to the HRG Trust upon conversion of a promissory note issued to it.

(321)
Represents 25,000 shares issuable upon conversion of 8% convertible notes, as well as 35,714 shares issuable upon exercise of February 2005 warrants, owned directly by Mr. Gutman, as well as 15,609 potential interest shares related to such notes. Does not include those shares being offered by the Foundation or the HRG Trust.

(322)	Represents only those February 2005 warrants owned directly by Mr. Gutman.

(323)	Assumes that all of the securities offered pursuant to this prospectus by the Foundation and the HRG Trust have also been issued and sold.

(324)
According to a Schedule 13G filed by Harvey Silverman, represents 89,286 shares issuable upon the exercise of warrants, as well as 62,500 shares issuable upon conversion of a promissory note, owned by Silverman Partners Class D L.P. (“SPD”). According to that same schedule, SPD is a limited partnership of which Mr. Silverman is general partner.

(325)
Represents 62,500 shares issuable upon conversion of 8% convertible notes, as well as 89,286 shares issuable upon exercise of February 2005 warrants, owned by SPD, as well as 39,024 potential interest shares related to such notes.

(326)
Based on the Schedule 13G filed by Edward S. Gutman with the SEC on March 22, 2005 (see footnote 320 above), includes 70,914 shares issuable upon exercise of warrants, as well as 25,000 shares issuable upon conversion of a promissory note, owned directly by the selling security holder. According to that same schedule, Mr. Gutman is the selling security holder’s President and, as President, he has sole dispositive and voting power over its securities.

(327)
Represents 25,000 shares issuable upon conversion of 8% convertible notes, as well as 35,714 shares issuable upon exercise of February 2005 warrants, owned directly by the Foundation, as well as 15,609 potential interest shares related to such notes.

(328)
HCFP Brenner Sceurities LLC was the underwriter of our IPO, the managing placement agent for our note financing in January and February 2005 and the managing placement agent for our private financing of Series A preferred stock and May 2005 warrants from May through July 2005 in connection with which it purchased 21,400 May 2005 warrants and 214 preferred Series A shares from us for $150,870, and also acted as our financial advisor in connection with our November 2005 financing.  The selling security holder owns 1,002 shares of our common stock as well as Class Z warrants exercisable for 66,043 shares of our common stock, an underwriter purchase option exercisable, directly and/or indirectly, for an aggregate of 206,600 shares of our common stock, including 103,300 shares issuable upon exercise of the underwriter option warrants underlying such purchase option, and other purchase options exercisable for 409,504 shares of our common stock. Does not include 385,770 shares issuable upon exercise or conversion of purchase options of warrants. Pursuant to a letter agreement between us and the selling securityholder, the selling security holder is not permitted to exercise the foregoing options or warrants to the extent any such exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such exercise.  The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Steven D. Shaffer, the managing director of the selling security holder.

(329)	Represents those shares set forth in footnote 328 above issuable upon conversion or exercise of the selling security holder’s 8% convertible notes and February 2005 warrants.

(330)	In February 2005, we entered into a one-year financial advisory agreement with an investment bank of which the selling security holder is a principal.

(331)
Of the 65,714 shares beneficially owned by the selling security holder: (a) 20,000 shares are issuable to him upon conversion of 8% convertible notes issued to him; (b) 28,571 shares are issuable to him upon exercise of February 2005 warrants owned by him; (c) 5,000 shares are issuable to Baracuda Motors, Inc., a corporation owned 50% by the selling security holder and 50% by Douglas Scibelli and over whose securities they have shared voting and dispositive power, upon exercise of IPO warrants owned by Baracuda; (d) 5,000 shares are issuable to Baracuda upon conversion of 8% convertible notes issued to Baracuda; and (e) 7,143 shares are issuable to Baracuda upon exercise of February 2005 warrants owned by Baracuda.

(332)
Represents 20,000 shares issuable upon conversion of the 8% convertible notes, as well as 28,571 shares issuable upon exercise of February 2005 warrants, owned directly by the selling security holder, as well as 12,488 potential interest shares related to such notes. Does not include those shares being offered by Baracuda.

(333)	Represents only those February 2005 warrants owned directly by the selling security holder.

(334)	Assumes that all of the securities offered pursuant to this prospectus by Baracuda have also been issued and sold.

(335)	Includes 20,000 shares issuable upon exercise of IPO warrants, 8,750 shares issuable upon conversion of 8% convertible notes and 12,500 shares issuable upon exercise of February 2005 warrants.

(336)	Represents the shares issuable upon conversion of the 8% convertible notes and exercise of the February 2005 warrants referred to in footnote 335 above, as well as 5,464 potential interest shares.

(337)
Represents 28,571 shares issuable upon exercise of February 2005 warrants. The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Matthew Kelly, the executive vice president of the selling security holder and Gregg M. Greenberg, the president and chief executive officer of the selling security holder.

(338)	Intentionally omitted.

(339)
Based on the Schedule 13G filed by Edward S. Gutman with the SEC on March 22, 2005 (see footnote 320 above), represents 26,786 shares issuable upon exercise of warrants, as well as 18,750 shares issuable upon conversion of a promissory note, owned directly by the HRG Trust. According to that same schedule, the HRG Trust is a trust for the benefit of Mr. Gutman’s adult children and he directs the investment decisions of the HRG Trust.

(340)	Represents the shares described in footnote 339 above, as well as 11,707 potential interest shares.

(341)	Includes 3,300 shares issuable upon exercise of IPO warrants, 12,500 shares issuable upon conversion of 8% convertible notes and 17,857 shares issuable upon exercise of February 2005 warrants.

(342)	Represents the shares issuable upon conversion of the 8% convertible notes and exercise of the February 2005 warrants referred to in footnote 341 above, as well as 7,805 potential interest shares.

(343)	Represents 17,857 shares issuable upon exercise of February 2005 warrants.

(344)	Intentionally omitted.

(345)
Represents 17,857 shares issuable upon exercise of February 2005 warrants. The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Marc K. Swickle and Howard Berger, each a manager of the selling security holder.

(346)	Intentionally omitted.

(347)	Represents 8,929 shares issuable upon exercise of February 2005 warrants.

(348)	Intentionally omitted.

(349)	Represents 8,750 shares issuable upon conversion of 8% convertible notes and 12,500 shares issuable upon exercise of February 2005 warrants.

(350)	Represents the shares set forth in footnote 349 above, as well as 5,464 potential interest shares.

(351)
Represents 5,000 shares issuable upon the exercise of IPO warrants, 5,000 shares issuable upon conversion of 8% convertible notes and 7,143 shares issuable upon exercise of February 2005 warrants. The selling security holder has advised us that the natural persons that have voting and dispositive power over its securities are Douglas Scibelli and James Scibelli, each a 50% owner of the selling security holder.

(352)	Represents the shares issuable upon conversion of the 8% convertible notes and exercise of the February 2005 warrants referred to in footnote 351 above, as well as 3,121 potential interest shares.

(353)	Represents 6,250 shares issuable upon conversion of 8% convertible notes and 8,929 shares issuable upon exercise of February 2005 warrants.

(354)	Represents the shares set forth in footnote 353 above, as well as 3,903 potential interest shares.

(355)	Represents 6,250 shares issuable upon conversion of 8% convertible notes and 8,929 shares issuable upon exercise of February 2005 warrants.

(356)	Represents the shares set forth in footnote 355 above, as well as 3,903 potential interest shares.

Plan of Distribution

All costs, expenses and fees in connection with the registration of the securities offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of such securities will be borne by the selling security holder.

Subject to certain contractual restrictions noted above, the securities offered may be sold by each of the selling security holders by one or more of the following methods:

•	under a 10b5-1 trading plan;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through put and call options relating to the shares;

•	negotiated transactions;

•	a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

•	any other method permitted pursuant to applicable law.

The transactions described above may or may not involve brokers or dealers.

A selling security holder will not be restricted as to the price or prices at which the selling security holder may sell its securities. Sales of securities by the selling security holders may depress the market price of our common stock and warrants since the number of securities which may be sold by the selling security holders is relatively large compared to the historical average weekly trading volume of our common stock. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction could adversely affect the market price of our securities.

From time to time a selling security holder may pledge its securities under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such securities, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions:

•	in the over-the counter market or otherwise;

•	at prices and on terms prevailing at the time of sale;

•	at prices related to the then-current market price; or

•	in negotiated transactions.

These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those securities commissions as described above. The selling security holders may also sell the securities in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

In order to comply with certain states' securities laws, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

Description of Securities

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of April 21, 2006, there were 5,624,057 shares of our common stock outstanding held of record by 146 stockholders, 11,277 shares of our 10% Series A redeemable preferred stock outstanding held of record by 120 stockholders and 18,900 shares of our Series B convertible preferred stock outstanding held of record by 16 stockholders. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have previously filed with the Securities and Exchange Commission.

Common stock

Our common stock is currently publicly traded and quoted on the Nasdaq Capital Market under the symbol “GGBM.”

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of our Series A preferred stock and our Series B convertible preferred stock and any other shares of our preferred stock we may issue in the future.

Preferred stock

General

We have two outstanding classes of preferred stock, our 10% Series A redeemable preferred stock and our Series B convertible preferred stock, each described below. Our board of directors may from time to time authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

10% Series A redeemable preferred stock

Pursuant to the Certificate of Designation for our 10% Series A redeemable preferred stock filed with the Secretary of State of the State of Delaware on May 10, 2005, each share of our Series A preferred stock has a stated value of $700 per share. Dividends on the shares begin to accrue from their respective dates of issuance and are payable, at the rate of 10% per year, semi-annually, in arrears, on May 15 and November 15 of each year, commencing November 15, 2005, in either, at our option, cash or shares of our common stock valued for such purpose at the volume weighted average per-share price of the common stock for the ten most recent trading days on which the common stock trades ending five business days prior to the applicable dividend payment date. All accrued and unpaid dividends are also due and payable upon their exchange for other of our securities, their redemption and/or their cancellation or repurchase by us.

In the event we conduct a financing with gross proceeds of $30 million or more, holders of our then outstanding Series A preferred stock will have the right to exchange all or a portion of their shares of Series A preferred stock into securities identical to those issued in such financing. Each share of Series A preferred stock so exchanged will have an exchange value equal to its then-applicable redemption price, plus all accrued and unpaid dividends thereon. Prior to our completion of a financing with gross proceeds of $30 million or more, the outstanding shares of our Series A preferred stock are redeemable, at our option, at any time, and, following the completion of such a financing, any shares of our Series A preferred stock still outstanding will be mandatorily redeemed by us, in either case, at a redemption price based on a percentage of their stated value determined in accordance with the following schedule:

•	110% of their stated value if redeemed prior to May 6, 2006;

•	108% of their stated value if redeemed between May 6, 2006 and May 5, 2007;

•	106% of their stated value if redeemed between May 6, 2007 and May 5, 2008;

•	104% of their stated value if redeemed between May 6, 2008 and May 5, 2009;

•	102% of their stated value if redeemed between May 6, 2009 and May 5, 2010; and

•	100% of their stated value if redeemed after May 5, 2010.

In the event we were to liquidate, dissolve or wind up, the holders of the then outstanding shares of Series A preferred will be entitled to receive, subject to the senior preference of our Series B convertible preferred stock, but in preference to the holders of our common stock, an amount equal to the aggregate stated value of their shares of Series A preferred stock plus all accrued and unpaid dividends thereon.

Series B convertible preferred stock

Pursuant to the Certificate of Designation for our Series B convertible preferred stock filed with the Secretary of State of the State of Delaware on November 4, 2005, each share of our Series B preferred stock has a stated value and a liquidation preference of $1,000 and is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value divided by the conversion price (initially $7.6199 per share, subject to adjustment in the event we issue common stock or common stock equivalents below the then conversion price of the Series B preferred stock and to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event). Each share of the Series B preferred stock bears dividends at an initial annual rate equal to 8% of its liquidation preference until November 7, 2008, at the rate of 11% of its liquidation preference from November 8, 2008 until November 7, 2009 and at the rate of 14% of its liquidation preference thereafter, which accrue from the date of issuance, and shall be payable quarterly in cash or in shares of our common stock as set forth in the Certificate of Designation. All accrued and unpaid dividends on the Series B preferred stock are also due and payable upon their conversion, their redemption and/or their cancellation or repurchase by us.

We may redeem the then outstanding shares of Series B preferred stock in whole or in part at any time after November 7, 2008, subject to certain conditions and limitations, upon at least 20 trading days’ notice, at a redemption price, payable in cash, based on a percentage of their stated value determined in accordance with the following schedule:

•	110% of their stated value if redeemed after November 7, 2008 and prior to November 7, 2009; and

•	100% of their stated value if redeemed on or after November 7, 2009.

We may also redeem the Series B preferred stock in whole or in part, at any time in connection with a fundamental transaction (as defined in the Certificate of Designation) resulting in a change of control in which our common stock does not survive the closing of such transaction, subject to certain conditions and limitations, upon at least 20 trading days’ notice, at a redemption price equal to 130% of the stated value of the shares being redeemed.

If certain triggering events occur, the holders of the Series B preferred stock have the right to force our redemption of their shares, in some cases in cash and some cases in shares of our common stock. If we are required to make a cash redemption, the redemption price will be equal to the greater of (a) 130% of the redeemed shares’ stated value and (b) the product of the value weighted average price, or VWAP, of our common stock on the trading day immediately preceding the date of the triggering event and the number of shares of common stock into which the shares of Series B preferred stock to be redeemed are then convertible, such greater amount referred to as the cash redemption amount. If we are required to make a redemption in common stock, the redemption price will equal the cash redemption amount divided by 75% of the average of the ten VWAPs immediately prior to the date of the holder’s redemption election. In cases where the holders of the Series B preferred stock have the right to force a redemption in common stock they may, instead, elect to increase the dividends payable on their shares of Series B preferred stock to 18% per annum commencing as of such date.

IPO warrants

As of April 21, 2006, we had 994,658 IPO warrants outstanding. Our IPO warrants are publicly traded and quoted on the Nasdaq Capital Market under the symbol “GGBMW.” Each IPO warrant entitles its registered holder to purchase one share of our common stock at a price of $5.05, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern Time, on October 13, 2009.

We may redeem the IPO warrants upon the consent of HCFP/Brenner Securities, LLC, which acted as the underwriter of our initial public offering, at any time upon notice of not less than 30 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 15 trading days ending on the third business day prior to the day on which we give notice has been at least 150% (currently $7.58) of the then effective exercise price of the warrants. The holders of the IPO warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The IPO warrants have been issued in registered form under a warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC dated October 14, 2004. The exercise price and number of shares or other securities issuable on exercise of the IPO warrants are subject to adjustment in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event; however, the IPO warrants are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the October 2004 warrant agreement, which we have previously filed with the Securities and Exchange Commission, for a complete description of the IPO warrants’ terms and conditions. The IPO warrant holders do not have the rights or privileges of holders of shares.

Warrant Solicitation Fee

We have engaged HCFP/Brenner Securities, on a non-exclusive basis, for the solicitation of the exercise of our IPO warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay HCFP/Brenner Securities for bona fide services rendered a commission equal to 5% of the exercise price for each IPO warrant exercised after October 14, 2005 if the exercise is solicited by HCFP/Brenner Securities. In addition to soliciting, either orally or in writing, the exercise of the IPO warrants, HCFP Brenner Securities’ services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to HCFP Brenner Securities upon the exercise of the IPO warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	holder of the warrants has not confirmed in writing that HCFP Brenner Securities solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Z warrants

As of April 21, 2006, we had 1,756,002 Z warrants outstanding. Our Z warrants are currently publicly traded and quoted on the Nasdaq Capital Market under the symbol “GGBMZ.” Each Z warrant entitles its registered holder to purchase one share of our common stock at a price of $7.00, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern time, on January 28, 2011.

We may redeem the Z warrants upon the consent of HCFP/Brenner Securities, LLC at any time upon written notice of not less than 14 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 10 trading days ending within three business days prior to the day on which we give notice has been at least 180% (currently $12.60) of the then effective exercise price of the Z warrants. The holders of the Z warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The Z warrants are subject to a public warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC dated January 28, 2005 and amended on May 5, 2005. The exercise price and number of shares or other securities issuable on exercise of the Z warrants are subject to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event; however, they are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the October 2004 warrant agreement, which we have previously filed with the Securities and Exchange Commission, for a complete description of the Z warrants’ terms and conditions. The holders of the Z warrants do not have the rights or privileges of holders of shares.

Reference is made to the public warrant agreement (and form of public warrant certificate attached as an exhibit thereto), as amended, a form of each of which was previously filed by us with the Securities and Exchange Commission, for a complete description of the Z warrants’ terms and conditions.

November 2005 warrants

As of April 21, 2006, we had 1,302,190 November 2005 warrants outstanding, which are governed by the terms of the private warrant certificates issued to the investors in our November 2005 Series B convertible preferred stock financing. Each of the November 2005 warrants entitles its registered holder to purchase one share of our common stock at a price of $7.9827, subject to adjustment in the event we issue common stock or common stock equivalents below the then exercise price of the November 2005 warrants and to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar events, until November 7, 2010. The November 2005 warrants are redeemable in whole or in part, at any time in connection with a fundamental transaction (as defined in the warrant agreement) resulting in a change of control in which our common stock does not survive the closing of such transaction, subject to certain conditions and limitations, upon at least 20 trading days’ but no more than 60 trading days’ notice, at a redemption price determined in accordance with a Black-Scholes option pricing formula. The November 2005 warrant agreement permits the cashless exercise of the November 2005 warrants at any time that the underlying shares are not eligible for resale pursuant to an effective registration statement.

Other warrants

In addition to the foregoing warrants, as of April 21, 2006, we had other outstanding warrants exercisable for the purchase of up to 106,750 shares of our common stock, which are currently exercisable at prices ranging from $1.00 per share to $10.50 per share.

8% convertible notes

As of April 21, 2006, we had outstanding $2,090,000 principal amount of our 8% senior convertible notes due January 28, 2008. The principal amount of these 8% notes is convertible at the election of the holders into shares of our common stock at the conversion rate of $8.00 per share. One-half of the interest on the notes is payable in cash, semi-annually, on each July 31 and January 31, beginning July 31, 2005 and the balance is payable on the earlier of their maturity or conversion, in cash or, at each holder’s option, shares of our common stock valued at the lesser of (a) $10.00 per share and (b) the volume weighted average per share price of our common stock for the ten trading days ended five business days prior to the applicable interest payment date. Our 8% senior convertible notes are secured by substantially all of our assets, as well as by the personal pledge of shares of common stock by Mr. Slaughter, our chief executive officer, and Mr. Lockie, our president. We may not incur additional indebtedness for borrowed money that is senior to or pari passu to the notes without the prior written consent of holders of 50% or more of the principal amount of the notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings. We may prepay all but not part of the notes at any time, on 14 days prior written notice, provided the last per-share sales price of our common stock is at least 150% of the note’s then-effective conversion price for the ten consecutive trading days ending within three business days of the date the prepayment notice is sent.

Options

In connection with our initial public offering we issued purchase options as part of the underwriting compensation for that offering, which are exercisable for the purchase of up to an aggregate of 130,000 shares of our common stock at $5.555 per share and/or up to 130,000 our IPO warrants, at $.055 per warrant, all of which have been registered for resale pursuant to this prospectus in the registration statement of which this prospectus forms a part. As part of our 8% senior convertible note financing in January and February 2005, we issued a purchase option as part of the placement agent compensation for that offering that is immediately exercisable for the purchase of 31,250 shares of our common stock at $8.00 per share. In addition to the foregoing, as of April 21, 2006, we had outstanding purchase options that were issued to certain sub-placement agents as compensation for services rendered by them in connection with our private placement of Series A preferred stock and Z warrants during May through July 2005 that are immediately exercisable for the purchase of an aggregate of 153,080 shares of our common stock at $7.00 per share. Additionally, in connection with our issuance of the Series B preferred stock and November 2005 warrants in our November 2005 financing, we issued options to our financial advisor for such placement that are immediately exercisable for the purchase of 130,219 shares of our common stock at $7.9827 per share and 248,035 shares of our common stock at $7.6199 per share.

As of April 21, 2006, we also had other non-plan options exercisable for the purchase of 75,010 shares of our common stock at $1.00 per share, of which options to purchase 51,256 shares are exercisable or will become exercisable within 60 days of April 21, 2006. As of April 21, 2006, we had non-plan options exercisable for the purchase of 68,000 shares of common stock at $13.80 per share, of which none are exercisable within 60 days of April 21, 2006.

We had options issued under our 2004 stock option plan exercisable for the purchase of 1,087,050 shares of our common stock at prices ranging from $5.00 to $9.50, including options to purchase 217,233 shares that are exercisable or will become exercisable within 60 days of April 21, 2006, and we had an additional 12,950 shares of our common stock reserved for issuance upon the exercise of options that may be granted in the future under our 2004 stock option plan. Additionally on April 4, 2006, our Board approved, subject to stockholder ratification, (i) an amendment to our 2004 stock option plan to increase the total amount of shares reserved for issuance under the plan from 1,100,000 to 1,850,000 and (ii) grants of options to purchase 617,750 shares of our common stock under the 2004 stock option plan, as amended.

Legal Matters

Blank Rome LLP of New York, New York has passed upon the validity of the securities of common stock being offered by this prospectus.

Experts

The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

Incorporation of Certain Documents By Reference

We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

(1)	Our Report on Form 10-KSB for the period ended December 31, 2005;

(2)	Our Current Report on Form 8-K filed with the SEC on January 5, 2006;

(3)	Our Current Report on Form 8-K filed with the SEC on January 11, 2006;

(4)	Our Current Report on Form 8-K filed with the SEC on February 6, 2006;

(5)	Our Current Report on Form 8-K filed with the SEC on February 9, 2006;

(6)	Our Current Report on Form 8-K filed with the SEC on March 24, 2006;

(7)	The description of our common stock and our redeemable warrants contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto; and

(8)
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at GigaBeam Corporation, 470 Springpark Place, Suite 900, Herndon, Virginia, telephone number (571) 283-6200.

We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

2,595,184 shares of common stock
1,756,002 redeemable warrants to purchase shares of common stock

GIGABEAM CORPORATION

Prospectus

May 8, 2006